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                                                                   EXHIBIT 10.48


                               September 24, 2003


                            PERSONAL AND CONFIDENTIAL

Richard M. Whiting
333 Conway Hill Road
St. Louis, MO 63141

Dear Rick:

As you know, effective as of October 1, 2003, you will cease to report directly to the Chief Executive Officer of Peabody Energy Corporation (the "Company") and will instead report to the Company's Chief Operating Officer. This letter agreement will confirm that the Company desires to demonstrate its high regard for you and has decided that it is appropriate to give you the additional incentives described below (i) to induce you to continue to serve the Company in your current position and (ii) to encourage your highest cooperation and goodwill as the change in your reporting relationships described above occurs.

1. Effective September 1, 2003, notwithstanding anything to the contrary in the Employment Agreement dated May 19, 1998, as amended as of May 10, 2001, between you and the Company (the "Employment Agreement"), the Company will pay you an annual Base Salary (as that term is defined in the Employment Agreement) of $500,000 payable in accordance with the ordinary payroll practices of the Company. Your Base Salary otherwise continues to be governed by the terms and conditions of the Employment Agreement.

2. In addition to any compensation to which you may be entitled under the Employment Agreement, you will be entitled to receive, as of September 1, 2005, an additional bonus described below (the "Retention Bonus") if you remain in the Company's employ through August 31, 2005, and meet applicable performance goals, as determined by the CEO (as that term is defined in the Employment Agreement), during such period. The Retention Bonus will be equal to the lesser of:

         (i) The sum of (a) your then current annual Base Salary and (b) the product of your then current annual Base Salary multiplied by the greater of the percentage rates applicable to your annual incentives for the 2003 and 2004 fiscal years, based on actual performances for each such fiscal year; and


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         (ii)     $1,200,000 minus the sum of:

                  (a) the total amount of Base Salary increase paid to you under this letter agreement for the period beginning on September 1, 2003, and ending on August 31, 2005;

                  (b) the total amount of the incremental annual incentive payments actually received by you with respect to the 2003 and 2004 fiscal years, as a result of the Base Salary increase under this letter agreement; and

                  (c) $50,000 (which corresponds to the total amount of additional long-term incentive payments to be made to you for the period beginning on September 1, 2003, and ending on August 31, 2005, as a result of the Base Salary increase under this letter agreement).

3. Notwithstanding anything to the contrary in Paragraph 2 above, if your employment with the Company is terminated before September 1, 2005, either by you for Good Reason (as that term is defined in the Employment Agreement, but excluding the change in your reporting relationships described above) or by the Company without Cause (as that term is defined in the Employment Agreement), you will be entitled to receive the Retention Bonus hereunder as of the date of such termination; provided that such Retention Bonus will be equal to $1,200,000 minus the sum of:

         (i) the total amount of Base Salary increase paid to you under this letter agreement for the period beginning on September 1, 2003, and ending on the date of termination of your employment with the Company;

         (ii) the total amount of the incremental annual incentive payments actually received by you with respect to such portion of the 2003 and 2004 fiscal years as will end on the date of termination of your employment with the Company, as a result of the Base Salary increase under this letter agreement; and

         (iii) $25,000 if your employment with the Company is terminated on or after January 1, 2004, but before January 1, 2005; or $50,000 if your employment with the Company is terminated on or after January 1, 2005.

4. Notwithstanding anything to the contrary in Paragraph 2 above, if your employment with the Company is terminated before September 1, 2005, as a result of your death or Disability (as that term is defined in the Employment Agreement), you (or your beneficiary) will be entitled to receive, as of the date of such termination, an amount equal to the Retention Bonus, as calculated under Paragraph 3 above, multiplied by a fraction the numerator of which is the number


                                       2

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         of calendar days that will have elapsed during the period beginning
         September 1, 2003, and ending on the date of termination of your employment with the Company, and the denominator of which is 731.

5. If your employment with the Company ends at any time before September 1, 2005, for any reason other than the reasons set forth in Paragraphs 3 and 4 above (including, but not limited to, a termination of your employment with the Company by you without Good Reason (as that term is defined above) or by the Company for Cause (as that term is defined in the Employment Agreement)), or if you fail to meet applicable performance goals, as determined by the CEO during such period, you will not be entitled to the Retention Bonus hereunder.

6. If the conditions set forth in Paragraph 2, 3 or 4 above are met, the Retention Bonus (or the prorated amount described in Paragraph 4) will be paid by the Company as soon as administratively feasible after the date on which such conditions are met. Any amount payable hereunder will be subject to customary withholding taxes and such other employment taxes as are required under federal law or the law of any state or other governmental body to be collected with respect to compensation paid by an employer to an employee.

7. Other than as explicitly set forth herein, your employment with the Company otherwise continues to be governed by the terms and conditions of the Employment Agreement.

Please confirm your agreement with the foregoing by signing and dating the enclosed duplicate copy of this letter agreement and returning that copy to me by Friday, September 26, 2003.

                                      Very truly yours,

                                      PEABODY ENERGY

                                      By: /s/ Irl F. Engelhardt
                                          --------------------------------------

                                      Its:  Chairman and Chief Executive Officer
                                            ------------------------------------
AGREED AND ACCEPTED:

/s/ RICHARD M. WHITING
-------------------------------
Signature

Richard M. Whiting
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Print Name

September 26, 2003
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Date



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